Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4/A of our report dated August 25, 2017, relating to the consolidated financial statements and financial statement schedule of Parker-Hannifin Corporation and subsidiaries, and the effectiveness of Parker-Hannifin and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Parker-Hannifin Corporation for the year ended June 30, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

August 25, 2017